Exhibit 2.2

AMENDED AND RESTATED OPERATING AGREEMENT

IRON BRIDGE MORTGAGE FUND, LLC

Among:	Iron Bridge Mortgage Fund, LLC, an Oregon limited liability company	the “Fund”

And:	Iron Bridge Management Group, LLC, an Oregon limited liability company	the “Manager”

And:	the persons and/or entities listed from time to time in the Schedule of Members	Each a “Member” and collectively the “Members”

Dated:	February 1, 2013

Background

The Fund was formed pursuant to Articles of Organization filed in the office of the Secretary of State of the State of Oregon on September 29, 2008. The Operating Agreement of the Fund adopted on April 1, 2008, is being amended and restated in its entirety by this Amended and Restated Operating Agreement (“Operating Agreement”). This Operating Agreement of the Fund sets forth the terms under which the Fund will operate and Persons will be admitted as Members of the Fund.

Agreement

1.	Definitions; Interpretation.

1.1 Definitions.

As used herein the following terms shall have the following respective meanings:

Acquisition Affiliate - Iron Bridge Realty, LLC, an Oregon limited liability company wholly owned by the Fund.

Additional Member - as defined in Section 4.2.

Adjusted Capital Account – means, with respect to any Member, such Member’s Capital Account increased by the sum of such Member’s share of “partnership minimum gain” as defined in and determined under Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d) and such Member’s share of “partner nonrecourse debt minimum gain” as defined and determined under Treasury Regulations Section 1.704-2(i).

Advisors Act - the Investment Advisors Act of 1940, as the same may be hereafter amended from time to time.

Affiliate - with reference to any Person, any other Person of which such Person is a member, director, officer, manager, general partner or employee or any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

Agreement - this Operating Agreement, as amended from time to time as provided herein.

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Applicable Law - any applicable law, regulation, ruling, order or directive, or license, permit or other similar approval of any Governmental Authority, now or hereafter in effect, to which a Member (or any of its Affiliates) is or may be subject.

Assignment - as defined in Section 10.1.

Authorized Representative - as defined in Section 15.14.

Bankruptcy Code - Title 11 of the United States Code entitled “Bankruptcy,” as the same may be hereafter amended from time to time, and any successor statute or statutes thereto.

Book Value - with respect to any Fund asset, the asset’s adjusted basis for federal income tax purposes, except that the Book Values of all Fund assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the actual distribution of more than a de minimis amount of Fund assets (other than a pro rata distribution) to a Member; or (c) the date of the actual liquidation of the Fund within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Book Value of any Fund asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its Fair Market Value. The Book Value of any Fund asset shall be adjusted to reflect any write-down which constitutes a Disposition.

Business Day - any day excluding a Saturday, a Sunday and any other day on which banks are required or authorized to close in New York.

Capital Account - as defined in Section 5.1.

Capital Contribution - a contribution to the capital of the Fund made pursuant to Section 4.

Closing - with respect to any Member, the sale to and the subscription for and purchase by, such Member of its Interest and its admission as a Member, pursuant to its Subscription Agreement.

Code - the Internal Revenue Code of 1986, as the same may be hereafter amended from time to time.

Confidential Matter - as defined in Section 15.14.

Damages - any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, expenses, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to litigation and interest on any of the foregoing.

Disabling Event - as defined in Section 13.2(a).

Disposition - the sale, exchange, refinance, redemption, assignment, transfer, repayment, repurchase or other disposition by the Fund of all or any portion of an Investment for cash or for marketable securities that can be distributed to the Members pursuant to Section 6.2, and the term shall

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also include (a) a distribution in kind to the Members of all or any portion of an Investment and (b) a write down of an Investment or determination that an Investment is worthless in accordance with the Code.

Distributable Cash - the excess of the sum of all cash receipts of all kinds (other than Capital Contributions) over cash disbursements (or reserves therefor) for Fund Expenses.

DOL Regulations – regulation of the United States Department of Labor included within 29 CFR section 2510.3-101.

ERISA - the Employee Retirement Income Security Act of 1974, as the same may be hereafter amended from time to time and any successor statute or statutes thereto.

ERISA Member - any Member that is an “employee benefit plan” within the meaning of section 3(3) of ERISA, a “plan” within the meaning of section 4975(e)(1) of the Code or a “benefit plan investor” within the meaning of 29 C.F.R. 2510.3-101 or any insurance company investing the assets of its general account which may be deemed to include “plan assets.”

Event of Termination - as defined in Section 12.1.

Exchange Act - the Securities Exchange Act of 1934, as the same may be hereafter amended from time to time.

Fair Market Value - the fair market value of such property on such date as determined in good faith by the Manager, provided that if a Majority in Interest so requests in writing, the fair market value of such property shall be determined by an independent, nationally recognized investment banking firm, accounting firm or an appraisal firm selected by the Manager.

Final Closing - the Initial Closing or, if any Subsequent Closing occurs, the last Subsequent Closing.

Fund - as defined in the Background paragraph to this Agreement.

Fund Expenses - as defined in Section 8.1.

GAAP - generally accepted accounting principles in the United States of America.

Governmental Authority - any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Initial Closing - the first Closing under which Members have acquired Interests pursuant to the Subscription Agreements.

Interest - the entire limited liability company interest owned by a Member in the Fund at any particular time as represented by the number of Units held by such Member, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

Internal Revenue Service - the Internal Revenue Service or its successor.

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Investment – a structured bridge or other loan made by the Fund to finance the acquisition and rehabilitation of distressed residential and commercial real estate, other opportunistic lending for real estate development and construction meeting the investment criteria of the Fund established and as may be amended from time to time by Manager, in its sole discretion, or strategic acquisition by the Acquisition Affiliate of certain distressed real property.

Investment Company Act - the Investment Company Act of 1940, as the same may be hereafter amended from time to time.

Members - as defined in the introduction to this Agreement.

LLC Act - as defined in Section 2.1.

Liquidation Representative - as defined in Section 12.2.

Majority in Interest - Members (other than Defaulting Members) with more than one-half of the issued and outstanding Units of all Members (other than Defaulting Members).

Manager – Iron Bridge Management Group, LLC, an Oregon limited liability company.

Management Fees - as defined in Section 8.2.

Material Adverse Effect - (a) a violation of a statute, rule or regulation of any Governmental Authority that is reasonably likely to have a material adverse effect on an Investment, a potential Investment, any Person in which the Fund has a direct or indirect interest in, the Fund, the Manager, any Member or any of their respective Affiliates or on any Member or any Affiliate of any such Member, (b) an occurrence that is reasonably likely to subject an Investment, a potential Investment, any Person in which the Fund has a direct or indirect interest, the Fund, the Manager, any Member or any of their respective Affiliates to any material regulatory requirement to which it would not otherwise be subject, or which is reasonably likely to materially increase any such regulatory requirement beyond what it would otherwise have been, (c) an occurrence that is reasonably likely to subject any Member to any tax under Section 897 of the Code, (d) an occurrence that is reasonably likely to cause the Fund to be taxed as a corporation, or (e) an occurrence that is reasonably likely to result in any assets owned by the Fund being deemed to be “plan assets” under ERISA or that is reasonably likely to result in a “prohibited transaction” under ERISA.

Members - the Members and such substituted or additional Members as shall be admitted to the Fund pursuant to Sections 4.2, 10 or 13.

Net Income and Net Loss - for each fiscal year or other period, the taxable income or loss of the Fund, or particular items thereof, determined in accordance with the accounting method used by the Fund for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss, deduction or expense specially allocated pursuant to this Agreement (including Section 5.2) shall not be taken into account in computing such taxable income or loss; (b) any income of the Fund that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value of any asset pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its

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adjusted tax basis for federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the Manager may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and (f) except for items in (a) above, any expenditures of the Fund not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition, shall be treated as deductible items.

Offering Memorandum - the Private Placement Memorandum distributed to each Member in connection with the offering of the Interests as amended, supplemented or modified.

Organizational Expenses - all costs and expenses of the Fund relating to the organization of the Fund and the offer and sale of Interests.

Percentage Interest - the percentage determined by dividing (a) such Member’s Units by (b) the total Units of all Members, as adjusted from time to time pursuant to any provision of this Agreement.

Permitted Temporary Investments - investments by the Fund in (a) securities that are obligations of or guaranteed by the U.S. government or an instrumentality thereof; (b) domestic, corporate or governmental indebtedness rated Aa or Prime-1 (or the equivalent thereof) or better by Moody’s Investors Service Inc. or A-1 (or its equivalent) or better by Standard & Poor’s Corporation; (c) certificates of deposit, money market accounts, savings accounts, checking accounts or any combination thereof in banks which have total assets of $100,000,000 or more (or in banks insured by the Federal Deposit Insurance Corporation (the “FDIC”) which have total assets of less than $100,000,000 if the amount of the Fund’s funds deposited in such bank is fully insured by the FDIC); or (d) any other securities that the Manager determines are appropriate for short term investments.

Person - an individual, partnership, corporation, limited liability company, joint venture, business, trust or unincorporated organization, Governmental Authority or any other entity.

Preferred Return - as to each Member, an amount calculated like interest (cumulative but without compounding) at a per annum rate equal to ten percent (10%) of the average daily balance of difference between (i) the Capital Contributions made by such Member and (ii) any amount withdrawn by the Member pursuant to Section 6.1 in excess of accrued but undistributed Preferred Return of such Member.

Related Person - as defined in Section 3.2.

Schedule of Members - as defined in Section 3.1.

Schedule K-1 - Internal Revenue Schedule K-1.

Securities Act - the Securities Act of 1933, as the same may be hereafter amended from time to time.

Subscription Agreement - as to any Member, the subscription agreement between such Member and the Fund in connection with its purchase of an Interest.

Subsequent Closing - any Closing which occurs subsequent to the Initial Closing.

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Substitute Member - a Member who is admitted as a Substitute Member in accordance with the provisions of Section 10.1.

Successor Manager - any Person admitted to the Fund as a successor manager pursuant to Section 7.9 or 13.2.

Tax Matters Member - as defined in Section 7.6.

Treasury Regulations - the Income Tax Regulations promulgated under the Code, as the same may be hereafter amended from time to time.

U.S. Dollars and $ - lawful money of the United States of America.

Units - A measure of a Member’s Interest in the Fund.

Withdrawing Manager - as defined in Section 13.2(a).

1.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

1.3 Interpretation.

(a) Schedules, Exhibits, Sections. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a “Section” or a “subsection” are, unless otherwise specified, to a Section or a subsection of this Agreement.

(b) Plural. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

(c) Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

1.4 Manager’s Standard of Care. Whenever in this Agreement the Manager is permitted or required to make a decision (a) in its “sole and absolute discretion,” “sole discretion,” “discretion” or under a grant of similar authority or latitude, the Manager shall consider the interests of the Fund and the Members and such other interests and factors (including its own interests) as it deems necessary or appropriate under the circumstances, or (b) in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law. The Manager’s duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of the law.

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2.	Organization.

2.1 Formation; Term. The parties to this Agreement hereby agree to form a limited liability company pursuant to the provisions of the Oregon Limited Liability Company Act, as amended from time to time (the “LLC Act”), and in accordance with the further terms and provisions of this Agreement. The term of the Fund commenced on September 29, 2008, the date the Articles of Organization were filed with the Secretary of State of the State of Oregon and shall continue in perpetuity, unless the Fund is sooner dissolved pursuant to Section 12.

2.2 Name. The name of the Fund shall be “Iron Bridge Mortgage Fund, LLC” or such other name or names as may be selected by the Manager from time to time, and its business shall be carried on in such name with such variations and changes as the Manager deems necessary to comply with requirements of the jurisdictions in which the Fund’s operations are conducted. The Manager shall give the Members prompt written notice of any change in the name of the Fund.

2.3 Purpose. The Fund is organized primarily for the object and purpose of (a) acquiring, directly or indirectly, holding for investment, converting and distributing or otherwise disposing of Investments and (b) engaging in such additional acts and activities and conducting such other businesses related or incidental to the foregoing as the Manager shall reasonably deem necessary or advisable.

2.4 Places of Business. The Fund shall have its principal place of business at 1255 NW 9th Avenue, Suite 1403, Portland, OR 97209, or at such other place or places as the Manager may select. The Fund may from time to time have such other place or places of business in such other jurisdictions as the Manager may deem advisable.

2.5 Registered Office and Agent. The address of the Fund’s registered office in the State of Oregon is 601 SW Second Avenue, Suite 1800, Portland, OR 97204. The name of the registered agent at the address is FPS Registry Services, Inc.

2.6 Fiscal Year. The fiscal year of the Fund shall end on the 31st day of December in each year. The Manager shall have the authority to change the ending date of the fiscal year to any other date required or allowed under the Code if the Manager, in its sole discretion, shall determine such change to be necessary or appropriate. The Manager shall promptly give notice of any such change to the Members.

2.7 Powers. Subject to the provisions of Sections 7 and 14, the Fund, and the Manager acting on behalf of the Fund, shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the Manager in its sole discretion to be necessary or appropriate in furtherance of the purposes of the Fund including, without limitation, the power and authority to:

(a) invest, directly or indirectly through one or more intermediate entities, in Investments;

(b) leverage and dispose of Investments, including the power to borrow money and provide the Fund’s assets as security for loans;

(c) open, have, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys;

(d) bring and defend actions and proceedings at law or in equity or before any governmental, administrative or other regulatory agency, body or commission;

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(e) hire consultants, custodians, attorneys, accountants and such other agents of the Fund as it may deem necessary or advisable, and to authorize each such agent to act for and on behalf of the Fund;

(f) cause the Fund to enter into and carry out the terms of the Subscription Agreements without any further act, approval or vote of any Member;

(g) make all elections, investigations, evaluations and decisions, binding the Fund thereby, that may, in the sole judgment of the Manager be necessary or appropriate for the acquisition, holding or disposition of any Investment;

(h) organize or cause to be organized one or more intermediate entities to hold Investments;

(i) enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the offer and sale of Interests or to the accomplishment of the Fund’s purposes, and to take or omit to take such other action in connection with such offer and sale or with the business of the Fund as may be necessary or desirable to further the purposes of the Fund; and

(j) carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Fund’s business.

2.8 Certificates and Other Filings.

(a) Authority. The Manager is hereby authorized to execute, acknowledge, file and cause to be published, as appropriate, all instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the Manager in its sole discretion to be necessary or appropriate from time to time to comply with all applicable requirements for the operation or, when appropriate, termination of a limited liability company in the State of Oregon and all other jurisdictions where the Fund does or shall desire to conduct its business.

(b) Further Assurances. If requested by the Manager, the Members shall immediately execute all certificates and other documents consistent with the terms of this Agreement necessary for the Manager to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for: (i) the operation of a limited liability company under the laws of the State of Oregon; (ii) if the Manager deems it advisable, the operation of the Fund as a limited partnership, or a partnership in which the Members have limited liability, in all jurisdictions where the Fund proposes to operate; and (iii) all other filings required to be made by the Fund.

3.	Members.

3.1 Manager and Members.

The Fund shall consist of the Manager and the Members admitted to the Membership at the Initial Closing of the sale of Units, and such additional and substituted Members as may be admitted to the Fund pursuant to Sections 4.2, 10 or 13. The Fund shall have the authority to issue 100,000,000 Units evidencing Interests of the Members. The number of Units may be increased by amendment of this Agreement approved by the Manager and a Majority in Interest. The number of Units shall not be reduced if the Fund redeems any outstanding Units. Instead, the redeemed Units may be issued by the Fund at any later date. The initial purchase price for a Unit shall be $1.00 per Unit, which may be adjusted by the Manager in good faith. The Manager will prepare and maintain at its principal place of

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business a schedule listing, with respect to each Member, the name and address of the Member and the Member’s Units (the “Schedule of Members”). The Manager shall cause the Schedule of Members to be amended from time to time to reflect the admission of any Member, reinvestment by a Member in additional Units, the removal or withdrawal of any Member for any reason or the receipt by the Fund of notice of any change of name of a Member.

3.2 Liability of Manager.

(a) General. Except to the extent that the LLC Act, as it now exists or may hereafter be amended, prohibits elimination or limitation of liability, neither the Manager nor any of the Manager’s Affiliates, or any officer, director, stockholder, member, partner, employee, agent or assign of the Manager or any of the Manager’s Affiliates, or any Person who was, at the time of the act or omission in question, such a Person (collectively, including the Manager, the “Related Persons”), shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Fund, any other Person in which the Fund has a direct or indirect interest or any Member (or any Affiliate thereof) for any Damages asserted against, suffered or incurred by the Fund, any other Person in which the Fund has a direct or indirect interest or any Member (or any of their respective Affiliates) arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to:

(i) the management or conduct of the business and affairs of the Fund, any other Person in which the Fund has a direct or indirect interest or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Related Person as a director of any Person in which the Fund has a direct or indirect interest or any Affiliates of such Person);

(ii) the offer and sale of interests in the Fund;

(iii) the management or conduct of the business and affairs of any Related Person insofar as such business or affairs relate to the Fund, any other Person in which the Fund has a direct or indirect interest or to any Member in its capacity as such, including, without limitation, all:

(A) activities in the conduct of the business of the Fund and any other Person in which the Fund has a direct or indirect interest, whether or not the same as any specific activities or within any category, class or type of activities disclosed in the Offering Memorandum, and

(B) activities in the conduct of other business engaged in by it (or them) which might involve a conflict of interest vis-à-vis the Fund, any other Person in which the Fund has a direct or indirect interest or any Member (or any of their respective Affiliates) or in which any Related Person realizes a profit or has an interest; or

(iv) the winding up of the business of the Fund.

No repeal or amendment of this section or of provisions of the LLC Act shall adversely affect any right or protection of a Related Persons for actions or omissions prior to the repeal or amendment.

(b) Conflicts of Interest. For purposes of this Agreement, no action or failure to act on the part of any Related Person in connection with the management or conduct of the business and

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affairs of such Related Person or any other Related Person and other activities of such Related Person which involve a conflict of interest with the Fund, any other Person in which the Fund has a direct or indirect interest or any Member (or any of their respective Affiliates) or which are specified in or contemplated by the Offering Memorandum or in which such Related Person realizes a profit or has an interest shall constitute, per se, bad faith, gross negligence, intentional misconduct, a material breach of this Agreement or a knowing violation of law. The Members acknowledge that some or all of the Manager are or may be in the future engaged in other businesses, including limited liability companies, corporations and partnerships doing business with the Fund, and that the Members understand such participation may result in conflicts of interest with the business of the Fund. The Members have entered into this Agreement with full knowledge of such other business activities of the Manager and have consented to and approve such other activities. The Members understand and agree that each Manager and Member may engage in other enterprises and that neither the Manager nor the other Members shall be required to offer business opportunities to the Fund and may take advantage of those opportunities for their own account or for the account of other limited liability companies, corporations or partnerships with which the Members or Managers are associated. Neither the Fund nor any Manager or Member shall have any right to any ownership interest or income derived by a Manager or Member from any enterprise or opportunity permitted by this Section 3.2(b) or Section 7.7. This Section 3.2(b) and Section 7.7 are intended to modify any provisions or obligations of the LLC Act to the contrary and each of the Members and the Fund hereby waives and releases any claims the Members or the Fund may have under the LLC Act with respect to any such activities or ventures of the Manager or other Members.

(c) Reliance on Third Parties. Any Related Person may (in its own name or in the name of the Fund) consult with counsel, accountants and other professional advisors in respect of the affairs of the Fund, any other Person in which the Fund has a direct or indirect interest and each Related Person shall be deemed not to have acted in bad faith or with gross negligence or to have materially breached this Agreement or engaged in intentional misconduct with respect to any action or failure to act and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel, accountants or other professional advisors, except for actions or failures to act by such Related Person which constitute a knowing violation of law.

(d) Reliance on This Agreement. To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Fund or to another Member, the Manager acting under this Agreement shall not be liable to the Fund or to any such other Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Members to modify to that extent such other duties and liabilities of the Manager.

3.3 Limited Liability of Members. The liability of each Member is limited to its obligation to make Capital Contributions to the Fund in amounts from time to time provided by this Agreement and to make the payments required by this Agreement and its respective Subscription Agreement, all of which obligations are intended to be enforceable only by the Fund and the Manager but not by creditors of the Fund, and nothing elsewhere set forth in this Agreement or in any other document, and nothing arising from any other transaction whatsoever between or among any or all of the Members or the Fund, shall have the effect of removing, diminishing or otherwise affecting such limitation.

3.4 No Priority, Etc. No Member shall have priority over any other Member either as to the return of the amount of its Capital Contribution to the Fund or, other than as provided in Section 5, as to any allocation of Net Income and Net Loss.

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3.5 Membership Property; Membership Interest. No real or other property of the Fund shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Fund. The Interests of the Members shall constitute personal property.

3.6 Meetings of Members.

(a) General. The Manager, or Members holding 25% or more of the outstanding Units, may call a meeting of the Fund in accordance with the provisions of this Section 3.6. Meetings of the Members may be held at any location, either within or without the State of Oregon, designated by the Manager. No meetings of Members are required. The purpose for which a Member may call a meeting is limited to items that expressly require the consent of Members. The record date for determining Members entitled to vote at a meeting shall be the date of the notice of the meeting.

(b) Voting. At any Meeting of Members, each Member shall have one vote for each Unit held by such Member. Unless a greater vote is required by the Act or this Agreement, any action approved by Members holding the right to a Majority Interest entitled to be vote on such action is the act of the Members. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact.

(c) Quorum. A majority of the outstanding Units will constitute a quorum for a meeting. No action may be taken in the absence of a quorum.

(d) Rules of Conduct. The Manager will establish rules of conduct for meetings of the Members, which shall be binding on all Members.

(e) Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the person calling the meeting to each Member. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at the Member’s address as it appears on the records of the Fund, first class postage prepaid. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy.

(f) Action Without Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents, describing the action taken, signed by Members holding a Majority Interest, or such greater percentage as is required to approve the action under this Agreement or the Act, of the votes entitled to be cast as to such action. The written consents evidencing any such action without a meeting shall be promptly delivered to the Fund for inclusion in the minutes or for filing with the Fund records. Action taken under this Section 3.6 is effective when the necessary Members have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member holding Units signs a written consent.

(g) Meetings by Telephone. Meetings of the Members may be held by, or may include participants using, conference telephone or by any other means of communication by which all participants can hear each other simultaneously during the meeting, and such participation shall constitute presence in person at the meeting.

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4.	Capital Contributions.

4.1 Capital Contributions. Each Member agrees to make Capital Contributions to the Fund, for the purposes of the Fund making Investments and satisfying Organizational Expenses and Fund Expenses. Such Capital Contributions shall be made in the amount set forth in the Member’s Subscription Agreement and shall be made in cash or by wire transfer of immediately available funds, as determined by the Manager, in each case in U.S. Dollars and in the case of a wire transfer, to the bank account of the Fund as shall be designated in the Subscription Agreement executed by such Member. The Manager may authorize additional contributions, including without limitation reinvestment of Distributions pursuant to the terms of Section 4.3 below at such times and on such terms and conditions as it determines. Absent the Manager’s authorization, no Member is permitted to make additional Capital Contributions. If, in the opinion of the Manager, the aggregate Capital Contributions of (or the value of any other interests of or the Units held by) ERISA Members equal or exceed or would, after giving effect to the admission of any ERISA Member(s), equal or exceed twenty-five percent (25%) of the aggregate Capital Contributions of (or the value of any other interests of or the Units held by), as applicable, of all Members, then the Manager shall not permit such Member to contribute capital or purchase Units or other interests.

4.2 Admissions of Additional Members at Subsequent Closings.

(a) Conditions to Admission. In addition to the admission of Members at the Initial Closing, the Manager, in its sole discretion, may schedule one or more Subsequent Closings (effective on the first day of a month) for such Person or Persons seeking admission to the Fund as a Member of the Fund or a Member wishing to increase the amount of its Capital Commitment other than in connection with Reinvestment as set forth in Section 4.3 below (collectively, an “Additional Member”), subject to (1) acceptance of the subscription by the Manager, and (2) the determination by the Manager that, in the case of each such admission or increase, the following conditions have been satisfied:

(i) The Additional Member shall have executed and delivered such instruments and shall have taken such actions as the Manager shall deem necessary or desirable to effect such admission or increase, including, without limitation, the execution of a Subscription Agreement and a counterpart of this Agreement;

(ii) Such admission or such increase shall not result in a violation of any applicable law, including the United States federal securities laws, or any term or condition of this Agreement;

(iii) Such admission or such increase shall not result in any assets owned by the Fund being deemed to be “plan assets” under ERISA or result in a “prohibited transaction” under ERISA; and

(iv) As a result of such admission or increase the Fund shall not be regarded as a “publicly traded partnership” under Section 7704 of the Code or be required to register as an investment company under the Investment Company Act and neither the Manager nor any Affiliate of the Manager would be required to register as an investment advisor under the Advisors Act.

(b) Admission as Member. A Person shall be deemed admitted to the Fund as an Additional Member at the time the conditions specified in Section 4.2(a) are satisfied. The Manager shall revise the Schedule of Members to reflect the admission of such Additional Member. The Manager may hold funds in a subscription account, with all interest on funds credited to the Fund, until such time as the Manager accepts a subscription and schedules a Subsequent Closing. The Manager may schedule Subsequent Closings at such times as, in its sole and absolute discretion, it determines the funds held are needed.

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(c) Other Mechanical Provisions.

(i) The Manager shall cause this Agreement to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Section 4 as promptly as is practicable after such occurrence.

(ii) The admission of an Additional Member shall not be a cause for dissolution of the Fund.

(iii) The transactions contemplated by this Section 4.2 shall not require the consent of any of the Members.

4.3 Reinvestment of Distributions. Upon authorization of the Manager, each Member shall be permitted to reinvest Distributions for the purchase of additional Units, subject to the determination by the Manager that, in the case of each such reinvestment, the Member has provided advance written notice to the Manager of its election to reinvest Distributions on such form and within such times as established by the Manager. Pursuant to a valid election, a Member may elect to receive a portion of Distributions from the LLC in cash and the remainder reinvested. If no election is made, then the Distribution will be a cash distribution. In the event a Member is permitted to reinvest Distributions, such reinvestment shall be at the purchase price of $1.00 per Unit, unless changed by the Manager in good faith and with prior notice to the Members. No transaction fees shall be charged to a Member who elects to reinvest and the election to reinvest shall apply both to Units held at the time of the election and Units subsequently acquired pursuant to reinvestment. To terminate an election to reinvest, a Member must notify the Manager in writing of its termination on such form as established by the Manager and such revocation will be effective for distributions related to the first month following the month in which the revocation notice is received, which are paid, if at all, in the second month following the month in which the revocation notice is received. The Manager, in its sole and absolute discretion, may terminate reinvestment of Distributions. If, in the opinion of the Manager, the reinvestment of distributions by an ERISA Member equal or exceed or would, after giving effect to the admission of any ERISA Member(s), equal or exceed twenty-five percent (25%) of the aggregate Capital Contributions of (or the value of any other interests of or the Units held by), as applicable, of all Members, then the Manager shall not permit such Member to reinvest distributions.

5.	Capital Accounts, Allocations.

5.1 Capital Accounts. A capital account (a “Capital Account”) shall be established and maintained for each Member to which shall be credited the Capital Contributions made by such Member and such Member’s allocable share of Net Income (and items thereof), and from which shall be deducted distributions to such Member of cash or other property and such Member’s allocable share of Net Loss (and items thereof). To the extent not provided for in the preceding sentence, the Capital Accounts of the Members shall be adjusted and maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

5.2 Allocations to Capital Accounts.

(a) General Rule. Except as provided in Section 5.2(b) or elsewhere in this Agreement, Net Income and Net Loss for any fiscal year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation,

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is, as nearly as possible, equal (proportionately) to distributions that would be made to such Member during such fiscal year pursuant to Section 6.2, if (i) the Fund were dissolved and terminated; (ii) its affairs were wound up and each Fund asset was sold for cash equal to its Book Value (except that any Fund asset that is a realized Investment in such fiscal year shall be treated as if sold for an amount of cash equal to the sum of (x) the amount of any net cash proceeds actually received by the Fund in connection with such Disposition and (y) the Fair Market Value of any property actually received by the Fund in connection with such Disposition); (iii) all Fund liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (iv) the net assets of the Fund were distributed in accordance with Section 6.2 to the Members immediately after giving effect to such allocation. The Manager may, in its sole and absolute discretion, make such other assumptions (whether or not consistent with the above assumptions) as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members.

(b) Allocations Relating to Last Fiscal Year. Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Fund pursuant to Section 12 and after all other allocations provided for in Section 5.2 have been tentatively made as if this Section 5.2(b) were not in this Agreement, a distribution to the Members under Section 12 would be different from a distribution to the Members under Section 6.2, then Net Income (and items thereof) and Net Loss (and items thereof) for the fiscal year in which the Fund dissolves and terminates pursuant to Section 12 shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such last fiscal year if liquidating distributions were made pursuant to Section 6.2 rather than pursuant to Section 12.2. The Manager may, in its sole and absolute discretion, apply the principles of this Section 5.2(b) to any fiscal year preceding the fiscal year in which the Fund dissolves and terminates (including through application of Section 761(e) of the Code) if delaying application of the principles of this Section 5.2(b) would likely result in distributions under Section 12.2 that are materially different from distributions under Section 6.2 in the fiscal year in which the Fund dissolves and liquidates.

(c) Allocations in Special Circumstances. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any fiscal year, the Members shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 5.2(c)(i) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5, if there is a net decrease in Member nonrecourse debt minimum gain attributable to a Member nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any fiscal year, each Member shall be specially allocated items of Membership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Member nonrecourse debt minimum gain attributable to such Member’s nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 5.2(c)(ii) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

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(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Membership income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Member’s Capital Account (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this Section 5.2(c)(iii) shall be made only if and to the extent that such Member would have such Capital Account deficit after all other allocations provided for in Section 5.2 have been tentatively made as if this Section 5.2(c)(iii) were not in this Agreement. This Section 5.2(c)(iii) is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocation. In the event any Member has a deficit balance in such Member’s Capital Account (as determined after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2), items of Membership income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit (as so determined) of such Member’s Capital Account as quickly as possible; provided that an allocation pursuant to this Section 5.2(c)(iv) shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 5.2 (other than Section 5.2(c)(iii)) have been tentatively made as if this Section 5.2(c)(iv) were not in this Agreement.

(v) Loss Allocation Limitation. No allocation of Net Loss (or items thereof) shall be made to any Member to the extent that such allocation would create or increase a deficit in such Member’s Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6) and crediting such Capital Account for any amounts that such Member is obligated to restore to the Company under Treasury Regulations Section 1.704.1(b)(2)(ii)(c) or is deemed obligated to restore pursuant to the next to last sentences of Treasury Regulations Section 1.704-2(g)(k) and 1.704.2(i)(5)).

(d) Allocation Periods. In each fiscal year of the Fund, Net Income (and items thereof) and Net Loss (and items thereof) shall be allocated:

(i) at the time of any distribution pursuant to Section 6.2, for the period commencing on the later of (x) the first day of such fiscal year and (y) the date of the most recent prior distribution in such fiscal year, and ending on the date immediately preceding such distribution; and

(ii) as of the last day of each fiscal year of the Fund, for the period commencing on the later of (x) the first day of such fiscal year and (y) the date of the most recent prior distribution in such fiscal year, and ending on such last day.

(e) Transfer of or Change in Interests. The Manager is authorized to adopt any convention or combination of conventions likely to be upheld for federal income tax purposes regarding

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the allocation and/or special allocation of items of Membership income, gain, loss, deduction and expense with respect to a newly issued Interest, a transferred Interest and a redeemed Interest. A transferee of an Interest in the Fund shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Interest.

(f) Syndication and Organization Expenses. Syndication and organization expenses (as defined in Section 709(a) of the Code) for any fiscal year shall be allocated to the Capital Accounts of the Members so that, as nearly as possible, the cumulative amount of such expenses allocated with respect to such Member corresponds to the amount paid by such Member.

(g) Certain Interest Expense. Interest expense attributable to borrowings described in Section 7.4 shall be specially allocated pro rata to the Members other than those Members making a Capital Contribution in lieu of such borrowings as described in Section 7.4.

5.3 Tax Allocations.

(a) General Rules. Except as otherwise provided in Section 5.3(b), for each fiscal period, items of Membership income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Net Income (and items thereof) or Net Loss (and items thereof) of which such items are components were allocated pursuant to Section 5.2.

(b) Section 704(c) of the Code. Income, gains, losses and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Fund shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Fund for federal income tax purposes and its Fair Market Value at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the sole and absolute discretion of the Manager.

If there is a revaluation of Membership property pursuant to the definition of Book Value, subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Fund for federal income tax purposes and its Fair Market Value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the sole and absolute discretion of the Manager.

(c) Capital Accounts Not Affected. Allocations pursuant to this Section 5.3 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or allocable share of Net Income (or items thereof) or Net Loss (or items thereof).

(d) Tax Allocations Binding. The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 5.3 and hereby agree to be bound by the provisions of this Section 5.3 in reporting their respective shares of items of Membership income, gain, loss, deduction and expense.

5.4 Determinations by Manager. All matters concerning the computation of Capital Accounts, the allocation of items of Membership income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by

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the terms of this Agreement shall be determined by the Manager in its sole and absolute discretion. Such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Fund is constructively attributed to, respectively, the Fund or any Member, or any contribution to or distribution by the Fund or any payment by any Member or the Fund is recharacterized, the Manager may, in its sole and absolute discretion and without limitation, specially allocate items of Membership income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or re-characterization and the application of this sentence of this Section 5.4 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Manager shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Manager may make such modification.

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6.	Distributions; Withdrawal.

6.1 No Right to Withdraw. No Member shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in its Capital Account, except as expressly provided in this Section 6. Notwithstanding the foregoing, Manager may permit, in its sole and absolute discretion, withdrawal of capital by a Member, provided the following conditions are satisfied:

(a) Timing. Withdrawal requests shall be granted, if at all, in the order received by Manager. Early withdrawal shall only be permitted at calendar month end, and then only to the extent that such requesting Member has been a Member for at least six months and has held the Units subject to the withdrawal request for at least six months.

(b) Written Withdrawal Request. Any Member requesting early withdrawal of capital shall provide to Manager an irrevocable written request therefore, delivered not less than sixty days prior to withdrawal.

(c) Amount of Units Subject to Withdrawal Request. Any Member requesting early withdrawal of capital who holds less than 250,000 Units must submit a withdrawal request to all of their Units. Any Member requesting early withdrawal of capital who holds more than 250,000 Units must submit a withdrawal request at least 250,000 Units, provided, however, that such Member must hold 250,000 Units or more following acceptance and completion of the withdrawal request.

6.2 Ordinary Distributions. Subject to the provisions of Section 6.4, after provision for sufficient working capital consistent with good fiscal operating policy and management and such other reserves and needs as the Manager, in its sole and absolute discretion, shall deem necessary, the Manager shall cause the Preferred Return, or any available portion thereof, to be distributed to Members promptly following the end of each month and all other Distributable Cash to be distributed promptly following the end of each fiscal quarter. Distributions of Distributable Cash shall be distributed to Members as follows: (a) first, in proportion to the difference between (i) each Member’s accrued Preferred Return and (ii) aggregate distributions made to that Member pursuant to this Section 6.2(a); and (b) thereafter, in proportion to their respective Percentage Interest.

6.3 Distributions in Kind.

(a) General Rule. Subject to the provisions of Section 6.4, if at any time the Manager, in its sole discretion, decides to make a distribution of property other than cash, such property shall be deemed to be sold for its Fair Market Value (net of any liabilities secured by such distributed property that the recipient Members are considered to assume or take subject to under Section 752 of the Code), and any gain or loss associated with such deemed sale shall be included in determining Net Income or Net Loss for purposes of the allocations specified in Section 5.2. Any such distributions shall be made after giving effect to the allocations required by Section 5.2, adjustments to Capital Accounts in respect of distributions of such property shall reflect such Fair Market Value and all such distributions shall be made in the same respective proportions as distributions would at the time be made pursuant to Section 6.2 or 12.2, as the case may be.

(b) Allocations as Between Cash and Non-Cash. Except as provided in this Section 6.3, distributions consisting of both cash and other property shall be made, to the extent practicable, in equal proportions of cash and such other property as to each Member receiving such distributions.

(c) Receipt of Distributions in Kind. The Manager may, in its sole discretion, elect to receive any distribution to it in kind, provided that the Fair Market Value of any such distribution shall

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not exceed the amount which the Manager would have been entitled to receive if the property so distributed had been sold for cash at such Fair Market Value in accordance with and following the principles of Section 6.3(a).

(d) Violation of Law. If a Member shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Member to be in violation of any law, regulation or order, such Member and the Manager shall each use its reasonable best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

6.4 Restrictions on Distributions. The foregoing provisions of this Section 6 to the contrary notwithstanding, no distribution shall be made:

(a) if such distribution would violate any contract or agreement to which the Fund is then a party or any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Fund;

(b) to the extent that the Manager, in its sole discretion, determines that any amount otherwise distributable should be retained by the Fund to pay, or to establish a reserve for the payment of, any liability or obligation of the Fund, whether liquidated, fixed, contingent or otherwise;

(c) to the extent the Manager determines that legal, tax, accounting or regulatory issues or uncertainties make distribution of funds imprudent or impractical; or

(d) to the extent that the Manager, in its sole discretion, determines that the cash available to the Fund is insufficient to permit such distribution.

6.5 Withholding. Notwithstanding any other provision of this Agreement, the Manager is authorized to take any action that it determines to be necessary or appropriate to cause the Fund to comply with any foreign or United States federal, state or local withholding or deduction requirement with respect to any allocation, payment or distribution by the Fund to any Member or other Person. All amounts so withheld, and, in the manner determined by the Manager in its sole and absolute discretion, amounts withheld with respect to any allocation, payment or distribution by any Person to the Fund, shall be treated as distributions to the applicable Members under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under the applicable provision of this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s Interest hereby indemnifies and agrees to hold harmless the Manager and the Fund for such excess amount or such withholding requirement, as the case may be.

6.6 Record Holders. Any distribution of Fund assets, whether pursuant to this Section 6 or otherwise, shall be made only to Persons who, according to the books and records of the Fund, were the holders of record of Interests on the date determined by the Manager as of which the Members are entitled to any such distribution.

6.7 Final Distribution. The final distributions following dissolution of the Fund shall be made in accordance with the provisions of Section 12.

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7.	Management.

7.1 Management by Manager. The Fund shall be managed exclusively by the Manager and the Manager shall devote such time to the business and affairs of the Fund as it deems reasonably necessary. The Fund shall not have any of its own employees. No Member shall take part, or have the right or power to take part, in the control or management of the business of the Fund, nor shall any Member have any right or authority to act for or bind the Fund.

7.2 Investment Powers of the Manager.

(a) Investments. The Manager will seek, and will cause the Fund to seek, Investment opportunities for the Fund.

(b) Permitted Temporary Investments. To the extent practicable in the sole discretion of the Manager, the Manager shall invest Capital Contributions in Permitted Temporary Investments pending investment in Investments and shall invest Distributable Cash in Permitted Temporary Investments pending the distribution thereof.

7.3 Limitations on the Manager. The Manager shall not, and shall not permit the Fund to: (i) do any act in contravention of any applicable law or regulation, or provision of this Agreement; (ii) possess Fund property for other than a Fund purpose; (iii) admit any Person as a Manager of the Fund except as permitted under Section 13 of this Agreement or the LLC Act; and (iv) admit any Person as a Member except as permitted under Sections, 4 or 10 of this Agreement or the LLC Act.

7.4 Borrowing and Guarantees. The Manager shall have the right, at its option, to cause the Fund to borrow money from any Person, or to guarantee loans or other extensions of credit for the purpose of: (i) providing interim financing to cover Fund Expenses; or (ii) leveraging existing Investments to increase the Fund’s lending capacity, provide a means for additional Investments, manage cash utilization and augment annual investment returns. Any loan shall be non-recourse to the Members and secured solely by applicable Investments.

7.5 Third Party Reliance. Third parties dealing with the Fund are entitled to rely conclusively upon the authority of the Manager as set forth in this Agreement.

7.6 Designation of Tax Matters Member. The Manager or such other permitted Member shall be designated as the “Tax Matters Member” under Section 6231(a)(7) of the Code, to manage administrative tax proceedings conducted at the Fund level by the Internal Revenue Service with respect to Membership matters. Each Member expressly consents to such designation and agrees that, upon the request of the Manager, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Manager is specifically directed and authorized to take whatever steps the Manager in its sole and absolute discretion deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations. Expenses of administrative proceedings relating to the determination of Membership items at the Fund level undertaken by the Tax Matters Member shall be Fund Expenses. Without limiting the generality of the foregoing, the Tax Matters Member shall have the sole and absolute authority to make any elections on behalf of the Fund permitted to be made pursuant to Section 754 or any other Section of the Code or the Treasury Regulations promulgated thereunder.

7.7 Other Activities of the Manager and Related Persons.

(a) Ability to Engage in Other Activities. Each Member expressly agrees that the Manager and any other Related Person, subject to the limitations of paragraph (c) of this Section 7.7 may

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engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Fund or otherwise, including, without limitation, purchasing, selling or holding real estate assets or loans for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such investments are also purchased, sold or held for the account of the Fund. The Manager will, and will cause the other Related Persons to, use its or their, as applicable, best efforts to ensure that such other investments or business ventures are not inconsistent with the achievement by the Fund of the investment goals established by Manager as set forth in the Offering Memorandum. Neither the Fund nor any Member shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(b) Engagement of Other Persons. The Manager may, from time to time, on behalf and at the expense of the Fund, employ any Person or engage third parties to render services to the Fund on such terms and for such compensation as the Manager may determine in its sole discretion. Such service providers may include, without limitation, attorneys, investment consultants, brokers and finders, independent auditors, printers, title and escrow companies, environmental consultants, engineers, architects and other professionals, consultants and service providers. Such third parties may be Affiliates of any Related Person or of one or more of the Members. Persons retained, engaged or employed by the Fund may also be engaged, retained or employed by and act on behalf of any Related Person, one or more Members or any of their respective Affiliates. The Fund shall not have any of its own employees.

(c) Contract Restrictions. The Manager may cause the Fund to enter into contracts and transactions with the Manager and any Related Person or Affiliate thereof, provided that the terms of any such contract or transaction are fair and reasonable to the Fund and are not less favorable than could be obtained in arms-length negotiations with unrelated third parties for similar services.

(d) Referral of Opportunities. Neither the Manager nor any other Related Person shall be obligated to disclose or refer to the Fund any particular investment opportunity, whether or not any such opportunity is of a character which could be taken by the Fund.

7.8 Conflicts of Interest. While the Manager intends to use commercially reasonable efforts to avoid situations involving conflicts of interest, each Member acknowledges that there may be situations in which the interests of the Fund, may conflict with the interests of the Manager or one or more Members or any other Related Person. Each Member agrees that the activities of the Manager or any Member and any other Related Person specifically authorized by or described in this Agreement may be engaged in by the Manager or any Member or any such Related Person and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty owed by any such Related Person to the Fund or to any Member. The Members acknowledge that the Fund and the Manager will encounter conflicts of interest on a routine and recurring basis, and that the Fund and the Manager will use commercially reasonable efforts to manage and minimize such conflicts of interest. Any transaction between the Fund, on the one hand, and the Manager, any Member or any Related Person, on the other hand, will be on commercially reasonable and market-based terms and conditions.

Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that the Manager shall be permitted to bargain for and accept the following transactions connected with the business of the Fund, subject to the terms of any other agreement among the Members: (1) in selling or otherwise disposing of real property owned by the Fund or its Acquisition Affiliate, the Manager may sell the same to one or more of its Affiliates, or to other organizations in which Manager or its Affiliates have an interest, provided the price and terms of such sale are at least as advantageous as the Fund could otherwise have obtained; (2) the Manager may cause the Fund to purchase existing loans from the Manager and/or its Affiliates, provided such loans meet the underwriting standards applicable to other

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loans purchased by the Fund, no foreclosure has been initiated with respect to such loan, and the price paid by the Fund does not exceed the principal balance then owing upon such loan; and (3) reimbursement of the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the Fund.

7.9 Removal of Manager. The Manager may be removed as the manager of the Fund, for cause only, with the written approval of the Members who hold at least seventy five percent of the outstanding Units (excluding Units held by the Manager). Removal of the Manager will not affect in any manner the Interests held by the Manager or its Affiliates. Upon removal of the Manager, the Members may elect one or more successor managers of the Fund with the written approval of the Members who hold at least seventy five percent of the issued and outstanding Units.

8.	Expenses and Fees.

8.1 Fund Expenses.

The Fund will be responsible for, and pay (or reimburse the Manager for), all expenses incurred by the Fund, (the “Fund Expenses”) that are not paid or reimbursed by a third–party pursuant to the terms of an Investment including, without limitation: (i) Organizational Expenses; (ii) Management Fees as specified in Section 8.2; (iii) all expenses incurred in connection with Fund operations, including, without limitation, all expenses incurred with the purchase, holding, sale or proposed sale of any Investments including, without limitation, all travel-related expenses and all third party out-of-pocket costs and expenses of custodians, paying agents, registrars, counsel, independent accountants, tax preparation, and others; (iv) legal, accounting, tax preparation and other specialized consulting or professional services including environmental, engineering, architectural, and other building trades and inspection services, due diligence costs, title fees, escrow fees, closing fees, and other expenses that the Manager would not normally be expected to render with its own professional staff; (v) all third-party costs incurred in connection with the preparation of or relating to reports made to the Members; (vi) all costs related to litigation involving the Fund, directly or indirectly, including, without limitation, attorneys’ fees incurred in connection therewith; (vii) all costs related to the Fund’s indemnification obligations set forth in Section 11; (viii) the costs of any litigation, director and officer liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Fund; (ix) all unreimbursed out-of-pocket expenses relating to transactions that are not consummated including legal, accounting and consulting fees and all extraordinary professional fees incurred in connection with the business or management of the Fund; (x) all expenses of liquidating the Fund; and (xi) any taxes, fees or other governmental charges levied against the Fund and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Fund. Fund Expenses do not include, and the Fund will not pay, costs associated with the Manager’s personnel, overhead and profit, except as such items may be included in the Management Fees.

8.2 Manager Expenses. The Manager shall be entitled to management fees in consideration of its duties and responsibilities under this Agreement, including: (a) a base management fee related to servicing of Investments equal to one-twelfth of 3% of the principal amount of each Investment, payable monthly (i.e. 3% per year) (the “Base Management Fee”), and (b) a performance fee equal to 50% of all Net Income (computed without regard to the Performance Fee but taking into account the Base Management Fee) after application of the Preferred Return to Members calculated and payable in arrears at the end of each month (the “Performance Fee”) (Base Management Fee together with the Performance Fee, collectively, the “Management Fees”). The Management Fees are intended to reimburse the Manager for all costs associated with its personnel, overhead and profit, and no such expenses shall be considered Fund Expenses.

8.3 Member Expenses. Each Member shall be solely responsible for its own expenses and out-of-pocket costs incurred in connection with the organization of, its admission to, and the maintenance of its Interest in, the Fund.

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9.	Books of Account, Records and Banking.

9.1 Maintenance of Books and Records, Etc.

(a) Maintenance of Books and Records. The Fund shall maintain books and records in such manner as is utilized in preparing the Fund’s United States federal information tax return in compliance with Section 6031 of the Code, and such other records as may be required in connection with the preparation and filing of the Fund’s required United States federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including, without limitation, the records reflecting the Capital Accounts and adjustments thereto specified in Section 5.

(b) Access. All such books and records shall at all times be made available at the principal office of the Fund and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during normal business hours upon five (5) Business Days’ prior written notice. The Fund shall promptly furnish a list of names and addresses of all Members to any Member who requests such a list in writing for any proper purpose.

(c) Banking. All funds of the Fund may be deposited in such bank, brokerage or money market accounts as shall be established by the Manager. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the Manager may designate.

9.2 Tax Information. Subject to the Manager receiving all necessary information from third parties, within ninety (90) days after the end of each fiscal year of the Fund, the Manager shall send each Person who was a Member at any time during the fiscal year then ended (including any permitted assignee of a Member who so requests in writing, whether or not a Substitute Member) a Schedule K-1 and such Membership tax information as the Manager reasonably believes shall be necessary for the preparation by such Person of its United States federal, state and local tax returns in accordance with any applicable laws, rules and regulations then prevailing. The Manager shall not be obligated to provide any such information until it is completed to the satisfaction of the Manager. Such information shall include a statement showing such Person’s share of distributions, income, gain, loss, deductions and expenses and other relevant fiscal items of the Fund for such fiscal year. Promptly upon the request of any Member, the Manager will furnish to such Member: (i) all United States federal, state and local income tax returns or information returns, if any, which the Fund is required to file; and (ii) such other information as such Member may reasonably request for the purpose of applying for refunds of withholding taxes.

9.3 Financial Statements and Other Reports.

(a) Annual Financial Information. Subject to the Manager receiving all necessary information from third parties, within ninety (90) days after the end of each fiscal year of the Fund, the Manager shall send to each Person who was a Member in the Fund at any time during the fiscal year then ended an internally prepared, audited statement of assets, liabilities and Members’ capital as of the end of such fiscal year and related statements of income or loss and changes in assets, liabilities and Members’ capital.

(b) Quarterly Financial Information. Promptly after the end of each calendar quarter in each year, the Manager may mail to each Person who is a Member on the date of dispatch an unaudited report providing narrative and unaudited summary financial information with respect to the Fund.

(c) Monthly Distribution Statement. Promptly after the end of each month, the Manager will mail to each Person who is a Member on the date of such dispatch their monthly distribution and associated capital account adjustment (if any).

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10.	Transfer of Membership Interests; Substitute Members.

10.1 Assignments and Withdrawals by Members.

(a) No Withdrawal. Subject to the provisions of Section 6.1, no Member may withdraw from the Fund or make a demand for or receive paid-in capital until the termination of the Fund.

(b) Limited Right of Assignment; Discretion of Manager. No Member may directly or indirectly sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of such Member’s Interest (including, without limitation, any right to receive distributions or allocations in respect of such Interests and whether voluntarily, involuntarily or by operation of law) (each, an “Assignment”) without the prior written consent of the Manager, the granting or denial of which shall be in the Manager’s sole and absolute discretion. Each Member and each assignee thereof hereby agrees that it will not affect any Assignment of all or any part of its Interest (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Fund or the Manager to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any Governmental Authority.

(c) Conditions Precedent to Assignment. Any proposed Assignment by a Member shall be subject to the provisions of this Section 10, including satisfaction of the following conditions:

(i) the Manager shall have given its prior written consent to the Assignment, as referred to in Section 10.1(b);

(ii) the Manager shall have been given at least twenty (20) Business Days’ prior written notice of such desired Assignment specifying the name and address of the proposed assignee and the terms and conditions of the proposed Assignment;

(iii) the assigning Member or assignee shall undertake to pay all expenses incurred by the Fund or the Manager on behalf of the Fund in connection therewith;

(iv) the Fund shall receive from the assignee (A) such documents, instruments and certificates as may be requested by the Manager, pursuant to which such assignee shall agree to be bound by this Agreement, (B) a certificate duly executed by the assignee to the effect that each of the representations, warranties and acknowledgments set forth in the Subscription Agreement are (except as otherwise disclosed to the Manager) true and correct with respect to such Person as of the date of such Assignment and that the assignee agrees to be bound by each of the agreements, covenants and acknowledgments in the Subscription Agreement as if it were a party thereto, (C) a completed suitability statement in the form contained in the Subscription Agreement, as relevant to the proposed assignee, (D) such other documents, opinions, instruments and certificates as the Manager shall request and (E) a counterpart of this Agreement executed by or on behalf of such Person;

(v) such assigning Member or assignee shall, prior to making any such Assignment, deliver to the Fund the opinion of counsel described in Section 10.1(d);

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(vi) such Assignment would not pose a material risk that: the Fund will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder; the Fund will be ineligible for “safe harbor” treatment under Section 7704 of the Code and the regulations promulgated thereunder; or the Fund will be an “investment company” within the meaning of the Investment Company Act. The Manager may waive any or all of the conditions set forth in this Section 10.1(c) in its sole and absolute discretion; and

(vii) the assignment shall not result in ERISA Members to equal or exceed twenty-five percent (25%) of the aggregate Capital Contributions of (or the value of any other interests of or the Units held by) all Members.

(d) Requisite Opinion of Counsel. The opinion of counsel referred to in Section 10.1(c)(c)(iv)(D) shall be in form and substance satisfactory to the Manager, shall be from counsel satisfactory to the Manager (which, in the case of an assignee that is an institutional investor, may be staff counsel regularly employed by such institutional investor) and shall be substantially to the effect that (unless specified otherwise by the Manager) the consummation of the Assignment contemplated by the opinion will not:

(i) violate any provisions of the Securities Act or applicable state securities laws;

(ii) require the Manager or the Fund to register as an investment company under the Investment Company Act and (whether or not such Assignment is of the assigning Member’s entire Interest), that the assignee is a Person that counts as one beneficial owner for purposes of Section 3(c)(1) of the Investment Company Act;

(iii) require the Manager or any Affiliate of the Manager that is not registered under the Advisors Act to register as an investment advisor under the Advisors Act;

(iv) cause the Fund to be taxable as a corporation or association under the Code;

(v) violate the laws of any state or the rules and regulations of any Governmental Authority applicable to such Assignment;

(vi) pose a material risk that the Fund will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder and would not make the Fund ineligible for “safe harbor” treatment under Section 7704 of the Code and the regulations promulgated thereunder; and

(vii) cause all or any portion of the assets of the Fund to constitute “plan assets” under ERISA or the Code or to be subject to the provisions of ERISA to substantially the same extent as if owned directly by any ERISA Member.

In giving such opinion, counsel may, with the consent of the Manager, rely as to factual matters on certificates of the assigning Member, the assignee and the Manager.

(e) Admission of Assignees as Substitute Members. No assignee of all or any part of an Interest of a Member in the Fund shall be admitted to the Fund as a Substitute Member unless and until

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the Manager has consented to such substitution in its sole and absolute discretion. Unless and until an assignee of an Interest becomes a Substitute Member, such assignee shall not be entitled to exercise any vote, consent or any other right or entitlement with respect to such Interest. In the event of the admission of an assignee as a Substitute Member, all references herein to the assigning Member shall be deemed to apply to such Substitute Member, and such Substitute Member shall succeed to all rights and obligations of the assigning Member hereunder. A Person shall be deemed admitted to the Fund as a Substitute Member at the time that the foregoing provisions are satisfied. The Manager shall revise the Schedule of Members to reflect such admission. No attempted Assignment and no substitution shall be recognized by the Fund unless effected in accordance with and as permitted by this Agreement.

(f) Default. Any Assignment by a Member in violation of the terms of this Section 10.1 will be deemed to be a material breach of this Agreement and entitle the Manager to exercise all available remedies including, without limitation, expulsion of the Member.

10.2 Sale of Interest; Applicable Law Withdrawal.

(a) Sale of Interest. If, at any time, the Manager determines, after consultation with the affected Member and counsel to the Manager, that there is a reasonable likelihood that the continuing participation in the Fund by any Member might: (i) cause the Fund or any Member to be subject to a requirement to register as an investment company under the Investment Company Act, or (ii) have a Material Adverse Effect, then such Member will, upon the written request of the Manager, use its best efforts to dispose of its entire Interest (or such portion of its Interest that, in the sole and absolute discretion of the Manager, is sufficient to prevent or remedy the circumstance described above) to any Person at a price acceptable to such Member, in a transaction that complies with Section 10.1.

(b) Applicable Law Withdrawal. If, as a result of Applicable Law, the ownership of an Interest by a Member becomes illegal or is likely to become illegal or the Applicable Law more likely than not requires divestiture of such Member’s Interest or indirect investment through the Fund in an Investment, the Manager and the Member shall use their respective best efforts to avoid a violation of any such Applicable Law by a Member. These steps may include, depending on the provisions of such Applicable Law, (i) arranging for the sale of the Member’s Interest to a third party upon terms reasonably satisfactory to the Member in a transaction that complies with Section 10.1, (ii) making any appropriate applications to the relevant Governmental Authority, or (iii) permitting the Member to withdraw from the Fund for a “payment” to such Member equal to the amount of Distributable Cash to which the Member would be entitled, assuming that the Fund is dissolved, wound-up and terminated on the date of withdrawal. The aforesaid “payment” shall be made in cash unless the Manager determines that the payment in cash would be economically detrimental to the Fund, in which case such payment may be made in kind, subject to the Applicable Law. The timing of any such withdrawal must be mutually agreeable to the Member and the Manager taking proper account of the effective date of the Applicable Law that is the basis for the withdrawal or other remedy provided herein and the need of the Manager for a reasonable period of time to find a solution to the illegality or requirement for divestiture.

11.	Indemnification of Manager.

11.1 Indemnification. The Fund shall, to the maximum extent permitted by applicable law, indemnify and hold harmless all Related Persons and the Fund, and each Member shall release each Related Person, to the fullest extent permitted by law, from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action (including any action to enforce this Section 11.1), claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or Governmental Authority, whether pending or threatened, whether or not a Related Person is or may be a party thereto, which, in the judgment of the Manager, arise

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out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the Manager, the Fund, any other Person in which the Fund has a direct or indirect interest or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Related Person as a director of any Person in which the Fund has a direct or indirect interest or any Affiliates of such Person or activities of any Related Person which relate to the offering and selling of Interests or winding up of the Fund), except for any such Damages that are finally found by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or intentional misconduct of, or material breach of this Agreement or knowing or grossly negligent violation of law by, the Person seeking indemnification. If any Related Person is entitled to indemnification from any source other than the Fund, including, without limitation, any insurance policy by which such Person is covered, but excluding any insurance owned by such Related Person, then the Manager shall use its reasonable best efforts to cause such Related Person to seek indemnification from such other source simultaneously with seeking indemnification from the Fund, and the amount recovered by such Related Person from such other source shall reduce the amount of the Fund’s indemnification hereunder. Such attorneys’ fees and expenses shall be paid by the Fund as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Related Person on whose behalf such expenses are incurred to repay such amounts if it is finally adjudicated by a court of competent jurisdiction that indemnification is not permitted by law or this Agreement.

The termination of any proceeding by settlement shall not be deemed to create a presumption that the Related Person involved in such settlement acted in a manner which constituted bad faith, gross negligence, intentional misconduct, material breach of this Agreement or a knowing or grossly negligent violation of law. The indemnification provisions of this Section 11.1 may be asserted and enforced by, and shall be for the benefit of, each Related Person, and each Related Person is hereby specifically empowered to assert and enforce such right, provided that any Related Person who enters into a settlement of any proceeding without the prior approval of the Manager (which shall not be unreasonably withheld) shall not be entitled to indemnification provided in this Section. The right of any Related Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Related Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

11.2 Obligations of the Members. At any time and from time to time, the Manager may require the Members to make further Capital Contributions to satisfy all or any portion of the indemnification obligations of the Fund pursuant to Section 11.1 above, whether such obligations arise before or after the last day of the term of the Fund or before or after such Member’s withdrawal from the Fund.

11.3 Not Liable for Return of Capital. Neither the Manager nor any other Related Person shall be personally liable for the return of the Capital Contributions of any Member or any portion thereof or interest thereon, and such return shall be made solely from available Fund assets, if any.

12.	Duration and Termination of the Fund.

12.1 Event of Termination. The existence of the Fund commenced on the date of the filing of Articles of Organization pursuant to the LLC Act and shall continue until the first to occur of the following events (an “Event of Termination”): (i) the failure to continue the business of the Fund as provided in Section 13.2 following a Disabling Event in respect of the Manager or any other event that causes the Manager to cease to be the Manager of the Fund under the LLC Act; (ii) a determination by the Manager to terminate the Fund (other than a determination based on the factors set forth in subsection (c) of this Section 12.1) on or before the 5th anniversary of the date first set forth above, which is consented to by Members holding at least a Majority in Interest, and thereafter a determination by the Manager to

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terminate the Fund in the Manager’s sole and absolute discretion; (iii) a determination by the Manager to terminate the Fund because it has determined that (W) changes in the application or interpretation of a statute, law, rule, order, decree or regulation to which the Fund is subject have produced or could reasonably be expected to produce a Material Adverse Effect on the Fund; (X) the Fund cannot carry out or meet its investment program as contemplated by this Agreement, as reasonably determined by the Manager; (Y) termination is required in order for the Fund to comply with a statute, law, rule, order, decree, regulation, writ or injunction to which the Fund is subject; or (Z) there is a substantial likelihood that due to a change in the application or interpretation of the provisions of the United State federal securities laws (including the Securities Act, the Investment Company Act and the Advisors Act), that the Fund cannot operate effectively in the manner contemplated; (iv) a determination by the Manager to terminate the Fund because the Manager receives withdrawal requests totaling thirty percent (30%) or more of the total Fund capital accounts outstanding as of the first day of any calendar quarter; (v) the sale of all or substantially all of the Fund’s assets and determination of the Manager, in its sole and absolute discretion, to cease doing business; (vi) a determination by the Manager that there is a substantial likelihood that due to a change in the application or interpretation of the provisions of the United State federal securities laws (including the Securities Act, the Investment Company Act and the Advisers Act) or the provisions of ERISA (including the applicable DOL Regulations), that the Fund cannot operate effectively in the manner contemplated herein or is unable to comply with another exception that will prevent the assets of the Fund from being treated as the assets of any ERISA Partner for purposes of the DOL Regulations; or (vii) the entry of a decree of judicial dissolution or upon administrative dissolution under the LLC Act.

12.2 Winding-Up. Upon the occurrence of an Event of Termination, the Fund shall be dissolved and wound-up. In connection with the dissolution and winding-up of the Fund, the Manager or, if there is no Manager, a liquidator or other representative (the “Liquidation Representative”) appointed by a Majority in Interest shall proceed with the sale or liquidation of all of the assets of the Fund (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law: (i) first, to pay (or to make provision for payment of) all expenses of the liquidation in satisfaction of all obligations of the Fund for such expenses of liquidation; (ii) second, to pay (or to make provision for the payment of) all creditors of the Fund (including Members who are creditors of the Fund) in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Fund due such creditors; (iii) third, to the establishment of any reserve which the Manager or the Liquidation Representative, as the case may be, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Fund (such reserve may be paid over by the Manager or the Liquidation Representative to an escrow agent acceptable to the Manager or the Liquidation Representative, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Manager or the Liquidation Representative for distribution of the balance in the manner hereinafter provided in this Section 12.2); and (iv) fourth, after the payment (or the provision for payment) of all debts, liabilities and obligations of the Fund in accordance with each of the clauses above, to the Members or their legal representatives in accordance with the positive balances in their respective Capital Accounts, after taking into account all adjustments to Capital Accounts for all periods, no later than the end of the fiscal year in which the Event of Termination occurs or, if later, within ninety (90) days after the date of the liquidation of the Fund.

12.3 Distributions on Winding Up. Upon dissolution, the Manager or the Liquidation Representative, as the case may be, may in its sole and absolute discretion (i) liquidate all or a portion of the Fund assets and apply the proceeds of such liquidation in the manner set forth in Section 12.2 and/or (ii) hire independent appraisers to appraise the value of Fund assets not sold or otherwise disposed of (the cost of such appraisal to be considered a Membership Expense) or determine the Fair Market Value of

Equity Program Operating Agreement	28

such assets, and allocate any unrealized gain or loss determined by such appraisal to the Members’ respective Capital Accounts as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in the manner set forth in Section 12.2, provided that the Manager or the Liquidation Representative shall in good faith attempt to liquidate sufficient Fund assets to satisfy in cash the debts and liabilities described in Section 12.2.

If a Member shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Member to be in violation of any law, regulation or order, such Member and the Manager shall each use its reasonable best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

12.4 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Fund and the discharge of liabilities to creditors so as to enable the Manager or the Liquidation Representative to minimize the losses attendant upon such liquidation.

12.5 Termination. Upon compliance with the foregoing distribution plan, the Fund shall cease to be such, and the Manager or the Liquidation Representative, as the case may be, shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Oregon a notice of dissolution of the Fund pursuant to the power of attorney contained in Section 15.10. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of such certificate of cancellation of the Fund with the Secretary of State of the State of Oregon.

13.	Dissolution, Etc. of Members.

13.1 Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of Member. The occurrence of a Disabling Event to a Member shall not dissolve the Fund, and the Fund shall continue in a reconstituted form, if necessary, without any action on the part of the remaining Members. The trustee, executor, administrator, committee or guardian of the Member or of the Member’s estate, as the case may be, shall have all the rights of the Member for the purpose of settling or managing the estate and such power as such Member possessed to assign all or part of such Member’s Interest, provided that any such trustee, executor, administrator, committee or guardian shall become a Substitute Member only upon compliance with the provisions of Section 10.1.

13.2 Effect of Bankruptcy, Etc. of the Manager.

(a) Not the Last Manager. In the event of the death, incapacity, adjudication of incompetency, bankruptcy, dissolution, liquidation, retirement, resignation, withdrawal or removal of a Manager (a “Disabling Event”) who is not the last remaining Manager (the “Withdrawing Manager”), the Fund may be continued with the consent of the remaining Managers or Manager pursuant to the terms and conditions of this Agreement.

(b) Last Manager. Notwithstanding anything express or implied in this Agreement to the contrary, upon the occurrence of a Disabling Event to the last remaining Manager, the Fund shall be dissolved and wound up as provided in Section 12.2, unless within ninety (90) days of such Disabling Event, Members holding at least seventy-five percent of the issued and outstanding Units, consent in writing to the reconstitution and continuation of the operations of the Fund and their election, effective as of the date of the Disabling Event, of one or more successor Managers.

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14.	Amendments.

14.1 Amendments Requiring Consents. Sections 2.1, 3.2, 3.3, 4.1, 5.1, 5.2, 5.3, 6.2, 8.1, 11, 12.1, 13.2, 14, 15.10, 15.13, 15.18 of this Agreement may be modified or amended only with the written consent of the Manager and the consent of Members holding at least sixty-six and two-thirds percent of the issued and outstanding Units of all Members. Except as otherwise provided in Section 14.2 below, the other Sections of this Agreement (and all defined terms used therein) may be modified or amended only with the written consent of the Manager and a Majority in Interest.

14.2 Amendments by Manager. Notwithstanding the provisions of Section 14.1, the Manager shall have the authority to amend or modify this Agreement without any vote or other action by the other Members, as expressly permitted by Section 15.10 or to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by applicable law. The Manager shall have the authority to amend or modify this Agreement without any vote or other action by the other Members: (a) to reflect issuance of Units pursuant to reinvestment and the admission of substitute, additional or successor Members and transfers of Interests pursuant to this Agreement; (b) to qualify or continue the Fund as a limited liability company (or a partnership in which the Members have limited liability) in all jurisdictions in which the Fund conducts or plans to conduct business; (c) to change the name of the Fund; (d) to cure any ambiguity or correct or supplement any provisions herein contained which may be incomplete or inconsistent with any other provision herein contained; or (e) to correct any typographical errors contained herein.

15.	Miscellaneous.

15.1 Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Fund’s property.

15.2 Entire Agreement. This Agreement and the Subscription Agreements, each as amended or supplemented, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

15.3 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Oregon (without giving effect to the principles of conflicts of laws thereof).

15.4 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

15.5 Severability. Each provision of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

15.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Members to execute the same counterpart hereof.

15.7 Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the Fund and the achievement of its purposes,

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specifically including (a) any amendments to this Agreement and such certificates and other documents as the Manager deems necessary or appropriate to form, qualify or continue the Fund as a limited liability company (or a partnership in which the Members have limited liability) in all jurisdictions in which the Fund conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Fund or its Members by the laws of the United States of America or any jurisdiction in which the Fund conducts or plans to conduct business, or any political subdivision or agency thereof.

15.8 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

15.9 Notices. To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given: (a) by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested; (b) by delivering the same in person and receiving a signed receipt therefor; (c) by sending the same by an internationally recognized overnight delivery service; or (d) by telecopy. The address of the Manager shall be as set forth in the Schedule of Members and the address of the Fund shall be as set forth in Section 2.4.

Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made three (3) Business Days following the date so mailed, provided that any notice to the Manager shall be effective only if and when received by the Manager. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) through (d) shall be deemed to have been given when delivered. Notices, demands, consents and other communications to the Members are effective when delivered in accordance with the foregoing to each Member or its representative.

Any Member or its representative, the Fund or the Manager or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required and, in the case of any representative, directed to the Fund at its offices as hereinabove set forth.

15.10 Grant of Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Manager and each member of the Manager as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record: (i) any certificates or other instruments or amendments thereof which the Fund may be required to file pursuant to the requirements of any Governmental Authority having jurisdiction over the Fund or which the Manager shall deem it advisable to file, including, without limitation, this Agreement, any amended Agreement and a notice of dissolution as provided in Section 12.5; (ii) any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the Manager deems appropriate or necessary to qualify, or continue the qualification of, the Fund as a limited liability company (or a partnership in which the Members have limited liability) and to preserve the limited liability status of the Fund in the jurisdictions in which the Fund may acquire investments; (iii) any certificates or other instruments which may be required in order to effectuate any change in the membership of the Fund or to effectuate the dissolution and termination of the Fund pursuant to Section 12; (iv) any certificates or other instruments which may be required to establish and maintain a loan facility and to pledge to a third party lender a collateral interest in the Investments; and (v) any amendments to any certificate or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section or pursuant to this Agreement.

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15.11 Irrevocable and Coupled with an Interest; Copies to Be Transmitted. The powers of attorney granted under Section 15.10 shall be deemed irrevocable and to be coupled with an interest. A copy of each document executed by the Manager pursuant to the powers of attorney granted in Section 15.10 shall be transmitted to each Member promptly after the date of the execution of any such document.

15.12 Survival of Power of Attorney. The powers of attorney granted in Section 15.10 shall survive delivery of an Assignment by any Member of the whole or any part of such Member’s Interest, provided that if such Assignment was of all of such Member’s Interest and the substitution of the assignee as a Member has been consented to by the Manager, the foregoing powers of attorney shall survive the delivery of such Assignment for the purpose of enabling the Manager to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitution of the assignee as a Substitute Member. Such powers of attorney shall survive the death, incapacity, dissolution or termination of a Member and shall extend to such Member’s successors and assigns.

15.13 Limitation of Power of Attorney. Except as expressly set forth in Section 14, the powers of attorney granted under Section 15.10 cannot be used by the Manager for the purpose of increasing or extending any financial obligation or liability of a Member or altering the method of division of profits and losses or the method of distributions in connection with the investment of a Member without the written consent of such Member. Additionally, the powers of attorney granted under Section 15.10 cannot be used by the Manager to vote for or consent to any matter which requires the vote or consent of a Member.

15.14 Confidentiality. Each Member agrees, as set forth below, with respect to any information pertaining to the Fund or Investments or Affiliates that is provided to such Member pursuant to this Agreement or otherwise (collectively, “Confidential Matter”), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Member, its Affiliates, or any representative or other Person acting on behalf of such Member (collectively, its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, provided that any Member (or its Authorized Representative) may disclose any such information: (a) as has become generally available to the public (except pursuant to a breach of this Agreement); (b) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Member (or its Authorized Representative) but only that portion of the data and information which, in the written opinion of counsel for such Member or Authorized Representative is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure and only after providing the Fund the opportunity to seek a protective order or similar commitment of confidentiality; (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation only after providing the Fund the opportunity to seek a protective order or similar commitment of confidentiality; or (d) as to which the Manager has consented in writing.

15.15 Payment in U.S. Dollars. Unless otherwise requested by the Manager, all payments required to be made pursuant to this Agreement (other than distributions by the Fund) shall be payable only in U.S. Dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. Dollars, or any other realization in such other currency, whether as proceeds of set-off, distributions or otherwise, except to the extent that such tender, recovery or realization shall result in the effective receipt by the Person to whom such payment was owed of the full amount of U.S. Dollars due and payable hereunder.

Equity Program Operating Agreement	32

15.16 Submission to Jurisdiction. Each Member irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon), and, by execution and delivery of this Agreement, each Member hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each Member further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 15.9. Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Manager or the Fund to serve process in any other manner permitted by law or to commence legal actions or proceedings or otherwise proceed against any other Member hereunder in any other jurisdiction. Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

15.17 Entity Classification. It is the intention of the Members that the Fund be treated as a partnership for income tax purposes. The Tax Matters Member is authorized to make a protective election to be treated as a partnership for federal income tax purposes on IRS Form 8832, Entity Classification Election, in the manner described under Section 301.7701-3(c) of the Treasury Regulations. By executing this Agreement, each of the Members hereby consents to any election made by the Tax Matters Member for the Fund to be treated as a partnership for federal income tax purposes.

15.18 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Fund until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

15.19 Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto hereby irrevocably waives all right of trial by jury in any action, proceeding or counterclaim, arising out of or in connection with this Agreement or any matter arising hereunder.

15.20 Fund Counsel. Each Member hereby acknowledges and agrees that the law firm of Foster Pepper LLP was retained by the Manager in connection with the offering of Units, the management and operation of the Fund, or any dispute between the Manager and any Member, and is acting as counsel to the Manager and as such does not represent or owe any duty to such Member or to the Members as a group.

15.21 Ownership and Use of Name. Upon termination of the Fund, the entire right, title and interest to the name “Iron Bridge Mortgage Fund” and the goodwill attached thereto shall be assigned without compensation to the Manager or to such other Person as shall be designated by the Manager.

[Remainder of Page Intentionally Left Blank]

Equity Program Operating Agreement	33

Signature Page to

Operating Agreement of

Iron Bridge Mortgage Fund, LLC

IN WITNESS WHEREOF, Iron Bridge Management Group, LLC, the Manager of the Fund, and the Fund have executed this Operating Agreement as of the date indicated on Page 1.

Iron Bridge Management Group, LLC, an Oregon limited liability company

By:

Name:	Gerard Stascausky
Title:	Member/Manager

Iron Bridge Mortgage Fund, LLC, an Oregon limited liability company

	By:	Iron Bridge Management Group, LLC
	Its:	Manager

By:
	Name:	Gerard Stascausky
	Title:	Member/Manager

Equity Program Operating Agreement	34

Iron Bridge Mortgage Fund, LLC

Signature Page and Power of Attorney

The undersigned, desiring to become a Member of Iron Bridge Mortgage Fund, LLC (the “Fund”), by executing this Signature Page and Power of Attorney, hereby (a) executes, adopts and agrees to all the terms, conditions and representations set forth in the undersigned’s Subscription Agreement and the Fund’s Operating Agreement and (b) reaffirms the Power of Attorney set forth in Section 2 of the Subscription Agreement.

Dollar amount of Capital Commitment: $         Date:             , 20

If Purchaser is an entity, an authorized individual signs below:

Print Name of Entity	Type of Entity	Tax Identification No.

Signature	Print Name	Title or Capacity

State of	)
) ss.
County of	)

On the      day of 20    , before me personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed above and acknowledged to me that he or she executed the same in his or her authorized capacity, and that by his or her signature the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public for the State of
My Commission Expires:

Accepted:	IRON BRIDGE MORTGAGE FUND, LLC
	By:	Iron Bridge Management Group, LLC, its Manager

By:
	Name:	Gerard Stascausky
	Title:	Member/Manager
	Date:	, 20

Equity Program Operating Agreement	35

AMENDMENT NO. 1

TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

IRON BRIDGE MORTGAGE FUND, LLC

This Amendment No. 1 to Amended and Restated Operating Agreement (“Amendment”) is executed by Iron Bridge Management Group, LLC (“Manager”) effective the 1st day of March, 2013.

Whereas, effective February 1, 2013, the Company and its Members entered into that certain Amended and Restated Operating Agreement (“Agreement”).

Whereas, pursuant to Section 14.2 of the Agreement, the Manager has the authority, without the vote of the Members, to amend the Agreement, to supplement any provisions contained in the Agreement which may be incomplete.

Whereas, the Manager wishes to supplement the Agreement through this Amendment.

Now, therefore, the following Amendment to the Agreement is hereby adopted:

AMENDMENT

1.	Amendment. Section 10.2 of the Agreement is amended by adding paragraph (c), which shall read as follows:

(c) Notwithstanding anything to the contrary herein, the Manager, in its sole discretion, may return a portion of the Member’s Interest if a Member who also participates in the Company’s note program (“Note Program”) withdraws some or all of the Member’s investment in the Note Program. In such case, the Manager may return some or all of the Member’s Interest so as to ensure that the Member’s Interest shall constitute not more than 25% of the Member’s total investment in the Company and in the Note Program.

Date effective the date first set forth above,

IRON BRIDGE MANAGEMENT GROUP, LLC

By: /s/ Gerard Stascausky
Name: Gerard Stascausky
Title: Member/Manager